Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005-2111

TEL: (202) 371-7000

FAX: (202) 393-5760

www.skadden.com

May 9, 2019

Och-Ziff Capital Management Group Inc.

9 West 57th Street

New York, New York 10019

Re:	Och-Ziff Capital Management Group Inc.
Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (File No. 333-188461), as amended by Post-Effective Amendment No. 1 (as amended, and together with all the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of 7,500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) that may be issued under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied on the following:

(a) the Registration Statement in the form filed with the Commission on the date hereof;

(b) an executed copy of a certificate of David Levine, Chief Legal Officer of the Company, dated May 9, 2019 (the “Officer’s Certificate”);

(c) a copy of the Plan, certified pursuant to the Officer’s Certificate;

(d) a copy of the Certificate of Conversion of the Company, filed with the Secretary of State of the State of Delaware on April 29, 2019 (the “Certificate of Conversion”), certified pursuant to the Officer’s Certificate;

(e) a copy of the Certificate of Incorporation, dated April 29, 2019 (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware, and certified pursuant to the Officer’s Certificate;

(f) a copy of the Bylaws, dated April 29, 2019 (the “Bylaws”), certified pursuant to the Officer’s Certificate;

(g) a copy of certain resolutions of the Board of Directors of the Company adopted on April 29, 2019, relating to the Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate; and

(h) a specimen certificate representing the Class A Shares, certified pursuant to the Officer’s Certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion stated herein, we have assumed that, at the time of issuance and delivery of the Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, (ii) the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar, and (iii) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws). As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the terms and conditions of the Certificate of Conversion, the Plan and the applicable award agreement for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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